Exhibit 10.2
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), and Gregory A. Beard (“Employee”) effective as of September 6, 2023 (the “Effective Date”).

WHEREAS, Employee is currently employed by the Company and serves as its Chairman of the Board and Chief Executive Officer; and

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, pursuant to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as its Chief Executive Officer of the Company and in such other position or positions as may be agreed to by Employee and the Company from time to time. The Employee will also serve as the Company’s Chairman of the Board for so long as he is elected and willing to serve.

2.Duties and Responsibilities of Employee.

a.During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time, including the Company (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Company from time to time. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, either make or manage personal investments or own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) serve as the Chief Executive Officer of Beard Energy Transition Acquisition Corp.; (iv) serve on the board of directors of other private or public companies, including but not limited to Employee’s role as Chairman of the board of directors of the Company (the “Board”); or (v) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

b.Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company owes under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3.Compensation.

a.Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $600,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Employee’s Base Salary shall be payable in cash or, subject to minimum wage requirements, at Employee’s election, in fully-vested shares of the Company’s Class A common stock, par value $0.0001 (“Common Stock”) on a quarterly basis in arrears. For purposes of calculating the number of fully-vested shares of Common Stock to be granted, the Company will use the volume-weighted average price (“VWAP”) of the Common Stock for the final thirty (30) Business Days of the quarter.

b.Annual Bonus. For each complete calendar year that Employee is employed hereunder, Employee will be eligible for an annual bonus (the “Annual Bonus”) with a target amount of 100% of Employee’s Base Salary if the applicable targets to achieve such Annual Bonus are met. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). The Board (or a committee thereof) in setting the Employee’s applicable targets may consider, among other elements, stock price, earnings per share, cash flow, performance against peers, key strategic and operational objectives, business strategy and market conditions. Notwithstanding the foregoing, Employee shall be eligible to receive an annual bonus for 2023 (the “2023 Bonus”) with a target amount of 100% of Employee’s Base Salary if the applicable targets to achieve such 2023 Bonus are met. Each Annual Bonus (and the 2023 Bonus), if any, shall be paid in cash or, at Employee’s election, in fully-vested shares of Common Stock. For purposes of calculating the number of fully-vested shares of Common Stock to be granted, if chosen, the Company will use the VWAP of the Common Stock for the final thirty (30) Business days of the relevant Bonus Year. Each Annual Bonus (and the 2023 Bonus) shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year (or, for the 2023 Bonus, no later than March 15, 2024). Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus (or the 2023 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus or 2023 Bonus is paid.

c.Long-Term Incentive Plan. Employee shall be eligible to receive annual equity awards pursuant to the Company’s Omnibus Incentive Plan, (as may be amended, the “LTIP”), subject to the terms of any applicable award agreement and the LTIP as in effect from time to time and the approval of the Board. The Board or a committee thereof subject to approval of the Board, will determine the type and number of any equity awards to be granted and the vesting and performance conditions to which such awards will be subject.

d.Director Compensation. Consistent with the Company’s Non-Employee Director Compensation Policy, Employee will receive no additional compensation for serving as the Chairman, or otherwise as a member of the Board of Directors of the Company, so long as Employee is paid pursuant to the terms of this Agreement. For the avoidance of doubt, Employee shall be reimbursed for reasonable out of pocket expenses incurred as member of the Board of Directors of the Company so long as such expenses are not otherwise covered hereunder.

4.Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Initial Term”). On the second (2nd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.Business Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). Except to the extent permitted by Section 13, in no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6.Benefits.

a.During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

b.During the Employment Period, Employee shall be eligible for reimbursement for any reasonable out-of-pocket expenses incurred by Employee related to one (1) annual check-up or physical examination by Employee’s medical provider of choice that are not covered by any company provided benefit plans so long as Employee timely submits all documentation for such expenses. Reimbursement owed to Employee for the annual check-up or physical examination under this Section 6(b) shall not exceed $7,500.

7.Termination of Employment.

a.Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

i.Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;

ii.Employee’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

iii.Employee’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

iv.Employee’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement;

v.the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

vi.Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (sitting without Employee, if applicable); provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(v) are of such a nature that the Board determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board first provided Employee written notice of the obligation to cure such actions or omissions.

Notwithstanding anything to the contrary, a resignation by Employee at a time when grounds for Cause exist shall be deemed to be a termination of Employee’s employment by the Company for Cause.
b. Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

c.    Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a)    a material diminution in Employee’s Base Salary or authority, duties and responsibilities with the Company Group;

(b)    a material breach by the Company of any of its obligations under this Agreement; or

(i)    the relocation of the geographic location of Employee’s principal place of employment by more than seventy-five (75) miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within seventy-five (75) days after the initial occurrence of the condition(s) specified in such notice.

d. Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall mean Employee’s inability to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

e.    Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

f.    Effect of Termination.

(i)    If Employee’s employment hereunder is terminated for any reason, then upon the date on which Employee’s employment terminates (the “Termination Date”), Employee will be entitled to (1) payment of all accrued and unpaid Base Salary earned through the Termination Date, (2) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 5, and (3) benefits to which Employee is entitled under the terms of any applicable benefit plan or program (collectively, the “Accrued Benefits”).

(ii)    If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), upon the expiration of the Initial Term or a Renewal Term as a result of the Company’s issuance of a notice of non-renewal pursuant to Section 4, or by Employee for Good Reason pursuant to Section 7(c) then in addition to the Accrued Benefits, so long as (and only if): (1) Employee executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 7; and (2) Employee abides by the terms of each of Sections 9, 10 and 11, then:

a.the Company shall make severance payments to Employee in a total amount equal to 12 months’ of Employee’s Base Salary for the year in which the termination occurs (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments and paid over 12 months following the date that Employee’s employment terminates (the “Termination Date”).

On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date, the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such 12-month period.

b.The Company shall pay Employee a pro-rated portion of the Annual Bonus that Employee would have been paid for the calendar year in which the Termination Date occurs, if any (the “Pro-Rata Bonus Payment”), which Pro-Rata Bonus Payment shall be paid (if the applicable criteria for earning a bonus for such calendar year, other than the requirement with respect to continued employment through the applicable payment date, are satisfied) to Employee at the same time bonuses for such calendar year are paid to similarly situated employees of the Company, but in no event no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

c.The Company shall pay Employee the Annual Bonus that Employee would have been paid for the calendar year ending on or prior to the Termination Date (the “Prior Year Bonus Payment”), to the extent such bonus has not yet been paid as of the Termination Date. The Prior Year Bonus Payment, if any, will be made at the same time bonuses for such calendar year are paid to similarly situated employees of the Company, but in no event no later than March 15 of the calendar year in which the Termination Date occurs.

d.During the portion, if any, of the twelve (12) -month period following the Termination Date (the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the full amount Employee pays to effect and continue such coverage (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is due. Employee shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Reimbursement Period; (y) the date Employee is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such other member of the Company Group.

e.At Employee’s election, reimbursement at the then-current fair market value, for any personal property of Employee, including furniture, fixtures, movable property and equipment, located at the Company’s corporate office at 595 Madison Avenue, 28th Floor, New York, NY 10022, that Employee paid for with his own funds.
(iii)    If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment, Pro-Rata Bonus Payment, Prior Year Bonus Payment or COBRA Benefit. As used herein, the “Release Expiration Date” is that date that is thirty (30) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date); provided, however, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the Release Expiration Date shall be that date that is forty-five (45) days following such delivery date.

(iv)    For the avoidance of doubt, the Severance Payment, Pro-Rata Bonus Payment, Prior Year Bonus Payment and COBRA Benefit (and any portions thereof) shall not be payable in the event that the Employment Period ends due to a termination by the Company for Cause pursuant to Section 7(a), due to the expiration of the Initial Term or Renewal Term, as applicable, following Employee’s issuance of a notice of non-renewal pursuant to Section 4, due to Employee’s death or Disability, or by Employee for convenience pursuant to Section 7(e).

(v)    Notwithstanding the foregoing, if a termination of employment occurs within the 12-month period following a Change in Control, as defined in the Company’s Omnibus Incentive Plan, then in lieu of the foregoing payments set forth in this Section 7(f)(ii)(A), the Company shall pay to the Employee a single lump-sum amount equal to 12-months of Employee’s Base Salary in effect on the Termination Date on the sixtieth (60th) day after the Termination Date. In addition, Employee shall be paid a pro-rata Annual Bonus to which the Executive would have become entitled (if any) for the fiscal year of the Company during which the Termination Date occurs, had the Employee remained employed through the payment date and based on the achievement of any applicable performance goals or objectives, pro-rated based on the number of days during such fiscal year that the Employee was employed by the Company (the “Bonus Severance”). The Bonus Severance shall be payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Termination Date occurs, with the actual date within such period determined by the Company in its sole discretion.

g.    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment, Pro-Rata Bonus Payment, Prior Year Bonus Payment or COBRA Benefit pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence that: (i) Employee has failed to abide by the terms of Sections 9, 10 or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment, Pro-Rata Bonus Payment, Prior Year Bonus Payment and COBRA Benefit, and Employee shall promptly return to the Company all installments of the Severance Payment, Pro-Rata Bonus Payment, Prior Year Bonus Payment and COBRA Benefit received by Employee prior to the date that the Company determines that the conditions of this Section 7(f) have been satisfied.

8.     Disclosures. Promptly upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee that (with respect to such lawsuit, claim or arbitration) could be reasonably be expected to affect Employee’s ability to perform his duties hereunder or, if determined adversely, could reasonably be expected to have an adverse effect on any member of the Company Group, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

9.    Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and have access to, Confidential Information (as defined below).

i.Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity (other than a legal or financial advisor of Employee who maintains such Confidential Information in strict confidence) and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all written Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known as a result of Employee’s employment with the Company or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

ii.Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information: (i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group; (ii) disclosures and uses that are approved in writing by the Board; or (iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement acceptable to the Company.

iii.Upon the expiration of the Employment Period, and at any other time upon written request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

iv.All trade secrets, confidential or proprietary information, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed and has previously been employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) and other information that is competitively valuable to any member of the Company Group by virtue of it not being known to the general public is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; (iii) is independently developed by Employee without reference to any Confidential Information of any member of the Company Group; or (iv) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

v.Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any other member of the Company Group that Employee has engaged in any such conduct.

vi.Notwithstanding the foregoing, Employee shall not make any action to impede any individual from communicating directly with the Securities and Exchange Commission or otherwise regarding any potential securities law violations, including enforcing, or threatening to enforce, a confidentiality agreement or the provisions of this Agreement.

10.    Non-Competition; Non-Solicitation.

a.The Company shall provide Employee Confidential Information for use during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and as an express incentive for the Company to enter into this Agreement and to employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

b.During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

1.engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area; or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities directly or indirectly relate to the Business;

2.appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

3.solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

4.solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

c.    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to seek to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group, at law and equity.

d. The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

e.    The following terms shall have the following meanings:

(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include crypto asset mining (including mining Bitcoin and other digital currencies).

(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business of any member of the Company Group.

(iii)    “Market Area” shall mean: the Commonwealth of Pennsylvania and State of New York.

(iv)    “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.

11.    Ownership of Intellectual Property.

i.Employee agrees that the Company shall own, and Employee hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

ii.All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

iii.To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retains any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

iv.All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Employee is the sole or joint author, creator, contributor, or inventor that were made or developed by Employee prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group, or in which Employee asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Employee represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Employee hereby represents and warrants that there are no Prior Inventions, and Employee shall make no claim of any rights to any Prior Inventions. If, in the course of Employee’s employment with or affiliation with the Company or any other member of the Company Group, Employee incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

v.Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

vi.In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee.

vii.In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

viii.The Company and Employee acknowledge that Employee has provided services to the Company and the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Employee conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Employee conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information will be deemed Confidential Information under this Agreement and any such item will be deemed Company Intellectual Property under this Agreement, and this Agreement will apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

12. Arbitration.

i.    Subject to Section 12(b) and Section 12(d), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group will be finally settled by arbitration in New York, New York in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on the parties. Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The arbitration provisions set forth in this Section 12 shall be subject to the Federal Arbitration Act.

ii.    Notwithstanding Section 12(a), either party may make a timely application for, and seek to obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

iii.    By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

iv.    Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

v.    Notwithstanding anything in this Section 12, to the extent that any dispute, controversy or claim between Employee and any member of the Company Group arises out of or relates to the LTIP or any award agreement related thereto, such dispute, controversy or claim shall be subject to the dispute resolution provisions set forth in the LTIP or such award agreement, as applicable.

13.    Assistance with Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in providing truthful information and assistance with respect to the pursuit or defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. Any request for assistance pursuant to this Section 13 that occurs after the end of the Employment Period shall take into account Employee’s other personal and professional commitments as may be in effect.

14.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

15.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Borough of Manhattan in New York, New York.

17.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof, including, for the avoidance of doubt, that certain offer letter dated July 12, 2021, entered into by and between the Company and Employee (the “Offer Letter”); provided, however, this Agreement complements and is in addition to (and does not replace or supersede) any obligation that Employee has to any member of the Company Group with respect to confidentiality or non-disclosure, non-competition, or non-solicitation. For the avoidance of doubt, Employee acknowledges and agrees that the Company and each other member of the Company Group have fully and finally satisfied any and all obligations that they have had, and ever could have, under the Offer Letter. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all sums and compensation that Employee has been owed, is owed, or ever could be owed for services provided to any member of the Company Group through the date Employee signs this Agreement, with the exception of any unpaid Base Salary for the pay period that includes the date on which Employee signs this Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.

18. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Stronghold Digital Mining, Inc.
595 Madison Avenue
28th Floor
New York, NY
10022
Attn: Board of Directors and General Counsel

If to Employee, addressed to Employee’s last known address on file with the Company.

21. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23. Section 409A.

a.Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

b.To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than thirty (30) days following the final day of Employee’s employment with the Company , (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

c.Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of noncompliance with Section 409A.

24. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

25. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures (but only to the extent required by applicable law or any applicable securities exchange listing standards), including such policies and procedures applicable to this Agreement with retroactive effect.

26. Effect of Termination. The provisions of Sections 7, 9-14 and 22-25 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11, 12 and 22 and shall be entitled to enforce such obligations as if a party hereto.

28. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Gregory A. Beard
Gregory A. Beard

STRONGHOLD DIGITAL MINING, INC.

By: /s/ Matthew Smith
Name: Matthew Smith
Title: Chief Financial Officer

EXHIBIT A

PRIOR INVENTIONS

1.    The following is a complete list of all Prior Inventions relevant to the subject matter of Employee’s employment by the Company that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):
o None.
o See below:

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

o Due to confidentiality agreements with a prior employer, Employee cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.
o Additional sheets attached.

2.    Employee proposes to bring to Employee’s employment the following devices, materials, and documents of a former employer or other person to whom Employee has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Employee’s employment pursuant to the express written authorization of Employee’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

o None.
o See below.

________________________________________________________________________

________________________________________________________________________

o Additional sheets attached.